BLACKSKY REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Record Q4 and Full Year Revenue, up 83% and 45% Over Prior Year Respectively
Won Over $265 Million in New Multi-Year Contracts and Renewal Agreements in 2023
Quarterly Net Loss of $3.8 million with Positive Adjusted EBITDA of $9.3 million in Q4

HERNDON, VA – February 28, 2024 – BlackSky Technology Inc. (“BlackSky” or the “Company”) (NYSE: BKSY) announced results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter Financial Highlights:
•Revenue of $35.5 million, up 83% from the prior year quarter
•Imagery & software analytical services revenue grew 18% over the prior year quarter
•Cost of sales, as a percent of revenue, related to imagery & software analytical services improved to 17% from 24% in the prior year quarter

Full Year Financial Highlights:
•Revenue of $94.5 million, up 45% from the prior year
•Imagery & software analytical services revenue grew 38% over the prior year
•Cost of sales, as a percent of revenue, related to imagery & software analytical services improved to 21% from 31% in the prior year

“2023 was an exceptional year for BlackSky; we delivered record revenues, our total bookings exceeded a quarter billion dollars, and we achieved positive Adjusted EBITDA of over 9 million dollars in Q4,” said Brian E. O’Toole, BlackSky CEO. “Our success is the result of increasing global demand for our space-based intelligence solutions, strong operating leverage, and disciplined execution. The demand for our capabilities is exemplified by recent landmark contract wins supporting the Indonesian Ministry of Defense and expansion of a number of U.S. government contracts. These wins are anchored by our industry leading AI and software-first approach, which is redefining the way customers adopt space-based intelligence. The strong execution in 2023 sets us on a path toward long-term profitable growth and we look forward to carrying this momentum into 2024 and beyond.”

Recent Highlights
•Won approximately $50 million in multi-year contracts to accelerate sovereign space capabilities for the Indonesian Ministry of Defense, leveraging Gen-3 capabilities and an immediate subscription for imagery
•Awarded a multi-million dollar expansion contract with the Intelligence Advanced Research Projects Activity (IARPA) to deliver AI-based broad area search capability
•Signed a multi-million dollar contract in support of the Department of Defense to provide dynamic monitoring services leveraging AI for identifying moving targets and pattern-of-life changes
•Received nearly a million dollars in orders supporting the National Geospatial-Intelligence Agency’s (NGA) Economic Indicator Monitoring (EIM) program
•Renewed an agreement with an existing international government agency to continue providing BlackSky’s high resolution imagery and AI-driven analytics
•Secured a six-figure contract with a new international government to provide high-frequency imagery
•Ended December 31, 2023 with approximately $262 million in backlog
•Entered into a property lease for office space located in Herndon, VA to further streamline operating expenses

Financial Results
Revenues
Total revenue for the fourth quarter of 2023 was $35.5 million, up $16.1 million, or 83%, from the fourth quarter of 2022. Imagery and software analytical services revenue was $19.0 million in the fourth quarter of 2023, up 18% over the prior year period, primarily driven by increased demand from new and existing U.S. and international government customers. Professional and engineering services revenue was $16.5 million in the fourth quarter of 2023, up 407% over the prior year period. The significant year-over-year increase was related to progress to date on the capabilities to be delivered under the new Indonesian contract, awarded in the fourth quarter. Professional and engineering services contracts are milestone-based contracts that may have quarter-over-quarter revenue variability, in contrast to the imagery and software analytical services, which are typically recurring subscription-based revenues.

For the full year 2023, total revenue was $94.5 million, up $29.1 million, or 45%, from 2022. Imagery and software analytical services revenue was $65.4 million, up $18.0 million, or 38% over the prior year.

Cost of Sales(1)
Cost of sales as a percent of revenue improved to 34% for the fourth quarter of 2023, compared to 38% in the fourth quarter of 2022. Imagery and software analytical service costs as a percent of revenue improved to 17% in the fourth quarter of 2023, compared to 24% in the fourth quarter of 2022. The year-over-year improvement in imagery and software analytical service costs was primarily driven by greater volumes of revenue that inherently have a low fixed-cost structure as a percent of revenue.

(1) Cost of sales is defined as imagery and software analytical services costs and professional and engineering services cost, less depreciation and amortization expense.

For the full year 2023, cost of sales as a percent of revenue improved to 36%, compared to 55% in 2022. Imagery and software analytical services cost of sales, as a percent of revenue, improved to 21%, compared to 31% in the prior year.

Operating Expenses
Operating expenses for the fourth quarter of 2023 were $28.2 million, which included $3.0 million of non-cash stock-based compensation expense and $10.7 million in depreciation and amortization expenses. Operating expenses for the fourth quarter of 2022 were $30.4 million, which included $3.3 million in non-cash stock-based compensation expense and $9.5 million in depreciation and amortization expenses. Excluding the non-cash stock-based compensation and depreciation and amortization expenses from both years, cash operating expenses for the fourth quarter of 2023 were $14.5 million compared to cash operating expenses of $17.6 million for the fourth quarter of 2022. The year-over-year decrease of $3.1 million, or 18%, was primarily driven by reductions in general corporate costs, which more than offset investments in our go-to-market initiatives.

For the full year 2023, operating expenses were $116.7 million, which included $10.1 million of non-cash stock-based compensation expense and $43.4 million in depreciation and amortization expenses. For the full year 2022, operating expenses were $116.1 million, which included $18.1 million in non-cash stock-based compensation expense and $35.7 million in depreciation and amortization expenses. Excluding the non-cash stock-based compensation and depreciation and amortization expenses from both years, cash operating expenses in 2023 were $63.2 million, essentially in-line with cash operating expenses of $62.3 million in 2022.

Net Loss(2)
Net loss for the fourth quarter of 2023 was $3.8 million, compared to a net loss of $14.8 million in the fourth quarter of 2022.

For the full year 2023, net loss was $53.9 million, compared to a net loss of $74.2 million in 2022.

Adjusted EBITDA(3)
Adjusted EBITDA for the fourth quarter of 2023 was $9.3 million, compared to an Adjusted EBITDA loss of $4.6 million in the fourth quarter of 2022. The $13.9 million year-over-year improvement was primarily driven by strong operating leverage achieved through higher revenues, improvement in gross margins, and reductions in operating expenses.

For the full year 2023, the Adjusted EBITDA loss was $1.1 million, compared to an Adjusted EBITDA loss of $29.5 million in 2022. The $28.4 million year-over-year improvement was primarily driven by increased revenues and strong operating leverage in the business.

(2) This represents our current estimate of net loss for the period ended December 31, 2023, which is subject to the completion of our financial closing procedures and adjustments that may result from the completion of the audit of our consolidated financial statements. As a result, this net loss estimate may differ from the actual net loss reported in our consolidated financial statements when they are completed and publicly disclosed in our Annual Report on Form 10-K.
(3) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below and reconciliation table at the end of this press release.

Balance Sheet & Capital Expenditures
As of December 31, 2023, cash and cash equivalents, restricted cash, and short-term investments totaled $53.1 million. Capital expenditures for the fourth quarter of 2023 were $7.8 million and for the full year 2023 totaled $43.7 million.

2024 Outlook
BlackSky expects full year 2024 revenue to be between $102 million and $118 million, full year 2024 Adjusted EBITDA to be between $8 million and $16 million, and anticipates capital expenditures for the full year 2024 to be between $55 million and $65 million, primarily driven by investments in the Gen-3 satellites, which excludes vendor financed launch costs, that will be recorded on the balance sheet.

Investment Community Conference Call
BlackSky will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss BlackSky’s business, and answer questions. To access the live webcast or the archived webcast following completion of the call, please visit the Company’s investor relations website at http://ir.blacksky.com and then select “News & Events” for the link to the webcast. A presentation accompanying the webcast can also be found on the investor relations website. To access the conference call, participants should dial 1-877-589-7299 or 1-201-689-8778 at least ten minutes prior to the start of the call. To listen to a replay of the conference call, please dial 1-877-660-6853 or 1-201-612-7415 using access code 13744406. The audio replay will be available from approximately 12:30 PM EST on February 28, 2024, through March 13, 2024.

About BlackSky
BlackSky is a real-time, space-based intelligence company that delivers on-demand, high-frequency imagery, analytics, and high-frequency monitoring of the most critical and strategic locations, economic assets, and events in the world. BlackSky owns and operates one of the industry’s most advanced, purpose-built commercial, real-time intelligence systems that combines the power of the BlackSky Spectra tasking and analytics software platform and our proprietary low earth orbit satellite constellation.

With BlackSky, customers can see, understand and anticipate changes for a decisive strategic advantage at the tactical edge, and act not just fast, but first. BlackSky is trusted by some of the most demanding U.S. and international government agencies, commercial businesses, and organizations around the world. BlackSky is headquartered in Herndon, VA, and is publicly traded on the New York Stock Exchange as BKSY. To learn more, visit www.blacksky.com and follow us on X (Twitter).

Non-GAAP Financial Measures
Adjusted EBITDA is defined as net income or loss attributable to BlackSky before interest income, interest expense, income taxes, depreciation and amortization, as well as significant non-cash and/or non-recurring expenses as our management believes these items are not as useful in evaluating the Company’s core operating performance. These items include, but are not limited to, stock-based compensation expense, unrealized (gain) loss on certain warrants/shares classified as derivative liabilities, severance, impairment losses, income on equity method investment, investment loss on short-term investments, transaction costs associated with debt and equity financings, forgiveness of non-trade receivables, and gain from discontinued operations, net of income taxes.

Adjusted EBITDA is a non-GAAP financial performance measure. It should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the schedule herein and our filings with the U.S. Securities and Exchange Commission (the “SEC”) for a reconciliation of Adjusted EBITDA to Net Loss, the most comparable measure reported in accordance with GAAP and for a discussion of the presentation, comparability, and use of Adjusted EBITDA.

Forward-Looking Statements
Certain statements and other information included in this press release constitute forward-looking statements under applicable securities laws. Words such as "may", "will", "could", "should", "would", "plan", "potential", "intend", "anticipate", "believe", "estimate", "future", "opportunity", "will likely result", or "expect" and other words, terms, and phrases of similar meaning are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements of historical fact contained in this press release, including statements as to future performance, our guidance outlook for the year and expected capital expenditures, our ability to sustain revenue growth, expectations regarding global demand for our products and services, and our expectations related to future profitability on an adjusted basis, are forward-looking statements.

Forward-looking statements are subject to various risks and uncertainties, which could cause actual results to differ materially from the anticipated results or expectations expressed in this press release. As a result, although BlackSky's management believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because BlackSky can give no assurance that they will prove to be correct. The risks that could cause actual results to differ materially from current expectations include, but are not limited to, factors such as long and unpredictable sales cycles, customer demand, and our ability to estimate resources for fixed-price contracts, expenses, and other operational and liquidity needs, as well as the risk factors discussed in our most recent Annual Report on Form 10-K and other disclosures about BlackSky and its business included in BlackSky's disclosure materials filed from time to time with the SEC, which are available on the SEC's website at www.sec.gov or on BlackSky's Investor Relations website at ir.blacksky.com.

The forward-looking statements contained in this press release are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon data available as of the date of this press release and speak only as of such date. BlackSky disclaims any intention or obligation to update or revise any forward-looking statements as a result of new information or future events, except as may be required under applicable securities law.

Investor Contact
Aly Bonilla
VP, Investor Relations
abonilla@blacksky.com
571-591-2864

Media Contact
Pauly Cabellon
Director, External Communications
pcabellon@blacksky.com
571-591-2865

BLACKSKY TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Revenue
Imagery & software analytical services	$19,039	$16,166	$65,391	$47,415
Professional & engineering services	16,469	3,251	29,101	17,935
Total revenue	35,508	19,417	94,492	65,350
Costs and expenses
Imagery & software analytical service costs, excluding depreciation and amortization	3,159	3,925	13,793	14,462
Professional & engineering service costs, excluding depreciation and amortization	8,851	3,374	19,988	21,365
Selling, general and administrative	17,350	20,631	72,639	79,672
Research and development	118	290	643	739
Depreciation and amortization	10,696	9,495	43,431	35,661
Total costs and expenses	40,174	37,715	150,494	151,899
Operating loss	(4,666)	(18,298)	(56,002)	(86,549)
Gain on derivatives	234	1,183	7,679	11,812
Income on equity method investments	3,252	1,393	4,165	2,087
Interest income	461	452	2,063	1,116
Interest expense	(2,679)	(1,670)	(9,306)	(5,426)
Other income (expense), net	1	2,135	(1,807)	2,081
Loss before income taxes	(3,397)	(14,805)	(53,208)	(74,879)
Income tax expense	(447)	—	(707)	—
Loss from continuing operations	(3,844)	(14,805)	(53,915)	(74,879)
Discontinued operations:
Gain from discontinued operations	—	—	—	707
Income tax (expense) benefit	—	—	—	—
Gain from discontinued operations, net of income taxes	—	—	—	707
Net loss	(3,844)	(14,805)	(53,915)	(74,172)
Other comprehensive income	—	—	—	—
Total comprehensive loss	$(3,844)	$(14,805)	$(53,915)	$(74,172)

Basic and diluted loss per share of common stock:
Loss from continuing operations	$(0.03)	$(0.12)	$(0.40)	$(0.64)
Gain from discontinued operations, net of income taxes	—	—	—	0.01
Net loss per share of common stock	$(0.03)	$(0.12)	$(0.40)	$(0.63)

Weighted average common shares outstanding - basic and diluted	141,343	119,064	135,451	117,821

BLACKSKY TECHNOLOGY INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except par value)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$32,815	$34,181
Restricted cash	619	2,835
Short-term investments	19,697	37,982
Accounts receivable, net of allowance of $151 and $0, respectively	7,071	3,112
Prepaid expenses and other current assets	4,194	4,713
Contract assets	15,213	5,706
Total current assets	79,609	88,529
Property and equipment - net	67,116	71,584
Operating lease right of use assets - net	1,630	3,586
Goodwill	9,393	9,393
Investment in equity method investees	—	5,285
Intangible assets - net	1,357	1,918
Satellite procurement work in process	55,976	50,954
Other assets	9,263	2,841
Total assets	$224,344	$234,090
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$11,573	$14,368
Amounts payable to equity method investees	10,843	3,728
Contract liabilities - current	3,670	6,783
Other current liabilities	1,739	2,048
Total current liabilities	27,825	26,927
Operating lease liabilities	3,041	3,132
Derivative liabilities	15,149	5,113
Long-term debt	83,502	76,219
Other liabilities	1,724	825
Total liabilities	131,241	112,216
Stockholders’ equity:
Class A common stock, $0.0001 par value-authorized, 300,000 shares; issued, 145,232 and 121,938 shares; outstanding, 142,837 shares and 119,508 shares as of December 31, 2023 and December 31, 2022, respectively.	14	12
Additional paid-in capital	692,115	666,973
Accumulated deficit	(599,026)	(545,111)
Total stockholders’ equity	93,103	121,874
Total liabilities and stockholders’ equity	$224,344	$234,090

BLACKSKY TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(53,915)	$(74,172)
Gain from discontinued operations, net of income taxes	—	707
Loss from continuing operations	(53,915)	(74,879)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	43,431	35,661
Transfer of satellite procurement work in process to engineering service costs	4,854	—
Operating lease right of use assets amortization	883	1,640
Bad debt expense (recovery)	179	(22)
Stock-based compensation expense	10,862	20,025
Income on equity method investment	(4,165)	(2,087)
Loss on disposal of property and equipment	127	—
Loss on impairment of assets	81	—
Gain on derivatives	(7,679)	(11,812)
Non-cash interest expense	7,967	1,805
Non-cash interest income	(796)	(656)
Other, net	—	106
Changes in operating assets and liabilities:
Accounts receivable	(4,137)	(461)
Contract assets - current and long-term	(16,299)	(5,996)
Prepaid expenses and other current assets	840	1,413
Other assets	1,328	(12)
Accounts payable and accrued liabilities	3,316	(73)
Other current liabilities	(707)	(1,180)
Contract liabilities - current and long-term	(3,053)	(4,942)
Other liabilities	(538)	(2,984)
Net cash used in operating activities	(17,421)	(44,454)
Cash flows from investing activities:
Purchase of property and equipment	(15,274)	(11,679)
Satellite procurement work in process	(28,441)	(32,385)
Purchases of short-term investments	(40,078)	(50,343)
Proceeds from maturities of short-term investments	59,110	13,000
Proceeds from sale of equity method investment	9,450	—
Proceeds from sale of property and equipment	22	—
Proceeds from equity method investment	—	804
Cash flows used in investing activities - continuing operations	(15,211)	(80,603)
Cash flows used in investing activities - discontinued operations	—	(978)
Net cash used in investing activities	(15,211)	(81,581)
Cash flows from financing activities:
Proceeds from equity issuances, net of equity issuance costs	32,733	—
Proceeds from options exercised	10	47
Withholding tax payments on vesting of restricted stock units	(1,410)	(5,069)
Payments of transaction costs for debt modification	(1,311)	—
Payments of transaction costs related to derivative liabilities	(905)	—
Payments for deferred financing costs	(67)	—
Payments for deferred offering costs	—	(31)
Net cash provided by (used in) financing activities	29,050	(5,053)
Net decrease in cash, cash equivalents, and restricted cash	(3,582)	(131,088)
Cash, cash equivalents, and restricted cash – beginning of year	37,016	168,104
Cash, cash equivalents, and restricted cash – end of year	$33,434	$37,016

BLACKSKY TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(unaudited)
(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Net loss	$(3,844)	$(14,805)	$(53,915)	$(74,172)
Interest income	(461)	(452)	(2,063)	(1,116)
Interest expense	2,679	1,670	9,306	5,426
Income tax expense	447	—	707	—
Depreciation and amortization	10,696	9,495	43,431	35,661
Stock-based compensation expense	3,137	3,636	10,862	20,025
Gain on derivatives	(234)	(1,183)	(7,679)	(11,812)
Income on equity method investment	(3,252)	(1,393)	(4,165)	(2,087)
Transaction costs associated with debt and equity financings	—	—	1,738	—
Severance	28	435	590	1,196
Impairment losses	81	—	81	—
Investment loss on short-term investments	—	—	55	—
Proceeds from earn-out payment	—	(2,000)	—	(2,000)
Gain from discontinued operations, net of income taxes	—	—	—	(707)
Forgiveness of non-trade receivables	—	—	—	106
Adjusted EBITDA	$9,277	$(4,597)	$(1,052)	$(29,480)